     As filed with the Securities and Exchange Commission on May 10, 1999
                          Registration No. 333-77121



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                       POST EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                         HEALTH MANAGEMENT SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

                                    New York
         (State or other jurisdiction of incorporation or organization)

                                   13-2770433
                     (I.R.S. Employer Identification Number)

                 401 Park Avenue South, New York, New York 10016
                    (Address of Principal Executive Offices)

                         HEALTH MANAGEMENT SYSTEMS, INC.
                       1999 LONG-TERM INCENTIVE STOCK PLAN
                            (Full title of the Plan)



                             Paul J. Kerz, President
                         Health Management Systems, Inc.
                              401 Park Avenue South
                            New York, New York 10016
                     (Name and address of agent for service)

                                  (212)685-4545
          (Telephone number, including area code, of agent for service)



                                   copies to:
                             Bruce S. Coleman, Esq.
                          Coleman, Rhine & Goodwin LLP
                              750 Lexington Avenue
                            New York, New York 10022
                                (212) 317-8880

                                EXPLANATORY NOTE



          This Post-Effective Amendment No. 1 clarifies the language of the S-3 Reoffer Prospectus to indicate that the Prospectus may be utilized for reofferings of Common Stock acquired by certain Potential Future Selling Shareholders if they should exercise vested awards granted to them through participation in the Plan. This Post-Effective Amendment No. 1 does not increase the number of shares of Common Stock registered hereunder. This Post-Effective Amendment No. 1 has been prepared in accordance with the requirements of Form S-8 to register shares of Common Stock issuable pursuant to the Registrant's 1999 Long-Term Incentive Stock Plan (the "Plan"). The Plan was adopted by the Registrant's shareholders upon the expiration of, and as a replacement for, the Registrant's prior Stock Option and Restricted Stock- Purchase Plan. Under cover of this Form S-8 is a Reoffer Prospectus prepared in accordance with the requirements of Part I of Form S-3.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Act"), an Information Statement with respect to the Health Management Systems, Inc. 1999 Long-Term Incentive Stock Plan (the "Plan") will be distributed to holders of stock options granted under such Plan. The Information Statement, together with the documents incorporated by reference herein pursuant to Item 3 of Part II below, taken together, constitute a Section 10(a) prospectus and the Information Statement is hereby incorporated by reference in this Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         There are hereby incorporated by reference herein the following documents which have been filed with the Securities and Exchange Commission (the "Commission"):

         (a) the Registrant's Annual Report on Form 10-K for its fiscal year ended October 31, 1998, filed with the Commission on January 11, 1999;

         (b) the Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 1999, filed with the Commission on March 17, 1999;

         (c) all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the Registrant's fiscal year ended October 31, 1998; and

         (d) the description of the Registrant's Common Stock contained in the Registrant's Form 8-A filed with the Commission.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicate that all securities offered have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 722 of the New York Business Corporation Law (the "BCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the BCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, stockholder vote, agreement or otherwise. Article VIII, Section 7, of the Registrant's by-laws requires the Registrant to indemnify its officers and directors to the fullest extent permitted under the BCL.

         Any amendment to or repeal of the Registrant's certificate of incorporation or by-laws shall not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

Exhibit
Number                     Description


+4       Health Management Systems, Inc. 1999 Long-Term Incentive Stock Plan.



+5 Opinion of Coleman, Rhine & Goodwin LLP with respect to the legality of the securities being registered.



+23.1    Consent of Coleman, Rhine & Goodwin LLP (included in Exhibit 5).


 23.2    Consent of KPMG LLP.


+24      Powers of Attorney.


--------

+ Previously filed



ITEM 9.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (b) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

REOFFER PROSPECTUS

                         HEALTH MANAGEMENT SYSTEMS, INC.
                              401 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10016
                                  (212)685-4545


                                 637,001 Shares

                         Health Management Systems, Inc.

     Our Common Stock is listed on the Nasdaq-Amex National Market System under the symbol "HMSY". The reported last sale price of the Common Stock on the Nasdaq-Amex National Market System on April 19, 1999, was $4.44 per share.

     These shares of Common Stock may be issued to our officers, directors and employees when they exercise stock options and other awards granted to them under our Long-Term Incentive Stock Plan and our prior Stock Option and Restricted Stock Purchase Plan. These shareholders may then sell these shares in the open market or otherwise. We will not receive any part of the proceeds from these sales.

         The shares have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is April 27, 1999

                                TABLE OF CONTENTS

Where You Can Find More Information.....................................1

About Health Management Systems, Inc. ("HMS")...........................2


Potential Future Selling Shareholders...................................4


Plan of Distribution....................................................5

Validity of the Shares..................................................5

Experts.................................................................5

Other Matters...........................................................6

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at www.hmsy.com or at the SEC's web site at www.sec.gov.


          The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the Potential Future Selling Shareholders sell all the shares covered by this prospectus. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-77121).


         We are incorporating the following documents by reference:

         Annual Report on Form 10-K for the year ended October 31, 1998; and

         Quarterly Report on Form 10-Q for the quarter ended January 31, 1999.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                  Shareholder Services
                  Health Management Systems, Inc.
                  401 Park Avenue South
                  New York, New York 10016
                  (212)685-4545


         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Potential Future Selling Shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                    ABOUT HMS

         HMS furnishes proprietary information management and data processing products and services to healthcare providers and payors, including government health service agencies. These services address the various types of data generated by the interaction of the participants in the healthcare delivery process: the providers of care, the third-party payors, and the patients. Through its product and service offerings, the Company acts as an outsourcer of information management functions addressing the operational, administrative, financial, and clinical data that result from the rendering of healthcare services to patients. The Company's product and service offerings benefit its clients by enhancing revenue (achieved through improved reimbursability, profitability, and/or collectability), accelerating cash flow, reducing operating and administrative costs (by supplying advanced information analytics), and improving decision-making capabilities (via the provision of useful information).

         Healthcare providers receive payment for services from patients, third-party payors, or a combination thereof. Third-party payors include commercial insurance companies, governments or their fiscal agents and intermediaries, health maintenance organizations, preferred provider organizations, third-party administrators for self-insured companies, and managed care companies. Although patients generally retain primary responsibility for payment for all healthcare services, third-party payors bear the preponderance of the responsibility for many charges for care. Obtaining reimbursement from third-party payors has become increasingly difficult because of frequent changes in reimbursement formulae and contractual requirements for pre-admission certification and utilization review, and administrative procedures instituted by third-party payors in an effort to control costs. To be successful in obtaining payment from third-party payors, hospitals and other healthcare providers require regulatory knowledge and technical skills to manage complex data collection, integration, analysis, and accounts receivable management functions. To ensure that program costs are not greater than necessary, third-party payors require knowledge and skills analogous to those required by providers.

         Using the operational, financial, administrative, and clinical data generated as part of the healthcare delivery process, the Company applies proprietary software and other analytical tools to transform data into valuable information that clients use to (i) minimize operating and administrative costs while improving profitability, (ii) measure the quality of care, and (iii) optimize the outcome of the transfer payment processes linking payors, providers, and patients. Customers of the Company utilize the Company's products and services to improve their decision-making and operating capabilities and to achieve improved operational, administrative, financial, and clinical performance. The Company believes its customers benefit from the Company's unique understanding of the healthcare delivery and associated transfer payment processes, from the perspective of both providers and payors.

                     POTENTIAL FUTURE SELLING SHAREHOLDERS


         The executive officers and directors listed in the table below are labeled "Potential Future Selling Shareholders" for purposes of this Prospectus only. It does not imply that all of these individuals currently intend to exercise and hold or sell. Rather, the table is provided to illustrate the potential effect that could result if any of the individuals listed herein as of April 19, 1999 were to sell their portion of the 637,001 shares of Common Stock that would be owned as a result of their exercise of any vested stock options through the end of the Company's fiscal year ending October 31, 1999.


---------------------------------------------------------------------------------------------------------------------------------

                                                                                                  NUMBER OF
                                               NUMBER OF        PERCENT OF       NUMBER OF       SHARES TO BE
                                             SHARES OWNED      CLASS OWNED     SHARES OFFERED    OWNED AFTER       PERCENT OF
NAME                                       PRIOR TO OFFERING     PRIOR TO          HEREBY       COMPLETION OF     CLASS OWNED
                                                                 OFFERING                        OFFERING(1)     AFTER OFFERING(1)
---------------------------------------------------------------------------------------------------------------------------------
Paul J. Kerz                                   1,079,317           6.1%           299,019          780,298            4.4%

Robert V. Nagelhout                              269,785           1.5%            64,916          204,869            1.2%

Alan L. Bendes                                    21,000            *              21,000             0                *

Donald J. Staffa                                 200,872           1.1%           148,155           52,717             *

Thomas J. Kazamek                                210,762           1.2%            78,713          132,049             *

Lewis D. Levetown                                 10,738            *               3,000            7,738             *

Randolph G. Brown                                  3,250            *               2,500              750             *

William W. Neal                                   40,171            *               2,500           37,671             *

Galen D. Powers                                   17,685            *              12,198            5,487             *

Ellen A. Rudnick                                   7,000            *               2,500            4,500             *

Richard H. Stowe                                  64,114            *               2,500           61,614             *
---------------------------------------------------------------------------------------------------------------------------------

----------
 *       denotes percentage of ownership is less than 1%

(1) For illustration purposes, required calculations are shown as if sales of the shares that could be acquired from exercise of vested options through October 31, 1999 would have happened.

                              PLAN OF DISTRIBUTION


         The Potential Future Selling Shareholders may, from time to time, offer all or part of the shares acquired by them pursuant to awards on the over-the-counter market or such national securities exchange upon which the Common Stock is traded at the time of such sales, at prices prevailing at the time of such sales, or in negotiated transactions. Potential Future Selling Shareholders may also pledge their shares to banks, brokers or other financial institutions as security for margin loans or other financial accommodations that may be extended to such Potential Future Selling Shareholders, and any such pledgee institution may similarly offer, sell and effect transactions in such shares. The Company will pay all expenses in preparing and reproducing the Registration Statement of which this Prospectus is a part, but will not receive any part of the proceeds of any sales of such shares. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus. Should sales by the Potential Future Selling Shareholders occur, they will pay their own brokerage commissions. Each Potential Future Selling Shareholder (and pledgee) reserves the sole right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents.



         The Company and the Potential Future Selling Shareholders may enter into customary agreements concerning indemnification and the provision of information in connection with the sale of their shares of Common Stock.


                             VALIDITY OF THE SHARES

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Coleman, Rhine & Goodwin LLP, 750 Lexington Avenue, New York, New York 10022. Partners of Coleman, Rhine & Goodwin LLP own 6,762 shares of Common Stock.

                                     EXPERTS

         The consolidated financial statements and financial statement schedule of the Company as of October 31, 1998 and 1997, and for each of the years in the three-year period ended October 31, 1998, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  OTHER MATTERS

         The Business Corporation Law of the State of New York provides that, under certain circumstances, directors, officers, employees or agents of a New York corporation may be indemnified against expenses, payments, fines and amounts actually and reasonably incurred by them in connection with settling, or otherwise disposing of, suits or threatened suits, to which they are a party or threatened to be named a party by reason of acting in any of such capacities, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. The by-laws of the Company provide for indemnification of officers and directors under the circumstances, and to the extent, permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions and agreements, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in such Securities Act and is therefore unenforceable.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on May 10, 1999.


                                      HEALTH MANAGEMENT SYSTEMS, INC.

                                      By: /s/ Paul J. Kerz
                                          -------------------------------------
                                          Paul J. Kerz
                                          President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on the respective dates set forth below.



/s/ Paul J. Kerz                             Chairman, President, Chief Executive Officer        May 10, 1999
----------------------------                  and Director
Paul J. Kerz


*/s/ Robert V. Nagelhout                      Executive Vice President, Chief Operating          May 10, 1999
----------------------------                  Officer and Director
Robert V. Nagelhout

 /s/ Alan L. Bendes                           Senior Vice President and Chief Financial and      May 10, 1999
----------------------------                  Accounting Officer
Alan L. Bendes

*/s/ Donald J. Staffa                         Senior Vice President and Director                 May 10, 1999
----------------------------
Donald J. Staffa


*/s/ Randolph G. Brown                        Director                                           May 10, 1999
----------------------------
Randolph G. Brown

*/s/ William W. Neal                          Director                                           May 10, 1999
----------------------------
William W. Neal

*/s/ Galen D. Powers                          Director                                           May 10, 1999
----------------------------
Galen D. Powers

*/s/ Ellen A. Rudnick                         Director                                           May 10, 1999
----------------------------
Ellen A. Rudnick

*/s/ Richard H. Stowe                         Director                                           May 10, 1999
----------------------------
Richard H. Stowe

*By: /s/ Alan L. Bendes                                                                          May 10, 1999
     -----------------------
         Alan L Bendes
         as Attorney-in-fact

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                        DESCRIPTION


+4                Health Management Systems, Inc. 1999 Long-Term
                  Incentive Stock.



+5 Opinion of Coleman, Rhine & Goodwin LLP with respect to the legality of the securities being registered.



+23.1 Consent of Coleman, Rhine & Goodwin LLP (included in Exhibit 5).



 23.2             Consent of KPMG LLP.



+24               Powers of Attorney.



___________
+ Previously filed